                                                                  Exhibit (h)(d)

                                    AGREEMENT
                                    ---------

     AGREEMENT, dated as January 1, 2000 (the "Commencement Date"), by and between The McGraw-Hill Companies, Inc., a New York corporation, having an office at 1221 Avenue of the Americas, New York, New York, 10016, on behalf of its division known as STANDARD & POOR'S ("S&P") having an office at 55 Water Street, New York, NY, 10041 and METROPOLITAN LIFE INSURANCE COMPANY, and its affiliates and subsidiaries (collectively referred to as "Licensee"), a New York corporation, having an office at One Madison Avenue, New York, NY 10010-3690.

     WHEREAS, S&P compiles, calculates, maintains, and claims to own certain rights in and to the S&P 500 Composite Stock Price Index and to the proprietary data therein contained that it claims to be proprietary (such rights being hereinafter individually and collectively referred to as the "S&P 500 Index"); and

     WHEREAS, S&P uses in commerce and has trade name and trademark rights to the designations "Standard & Poor's(R)", "S&P(R)", "S&P 500(R)", "Standard & Poor's 500", and "500", in connection with the S&P 500 Index (such rights being hereinafter individually and collectively referred to as the "S&P Marks"); and

     WHEREAS, Licensee wishes to use the S&P 500 Index as the basis of the product or products described in Exhibit A attached hereto and made a part hereof (individually and collectively referred to as the "Product"); and

     WHEREAS, Licensee wishes to use the S&P Marks in connection with references to the S&P 500 Index in order to identify the nature and components of the Product and in connection with making disclosure about the Product under applicable law, rules and regulations in order to indicate that S&P is the source of the S&P 500 Index; and

     WHEREAS, Licensee disputes and does not agree that it is legally obligated to obtain S&P's authorization to use the S&P 500 Index in connection with the Product but nevertheless, to avoid litigation, is willing to enter into an agreement pursuant to the terms and conditions hereinafter set forth; and,

     WHEREAS, notwithstanding anything to the contrary herein, each party hereto expressly reserves its legal rights with respect to the above-noted disagreement.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Grant of License.
        ----------------

        (a) Subject to the terms and conditions of this Agreement, S&P hereby grants to Licensee a non-transferable, non-exclusive license (i) to use the S&P 500 Index as the basis of the Product to be created, marketed and/or promoted by Licensee and (ii) to use and refer to the S&P Marks in connection with the creation, distribution, marketing and promotion of the Product for the limited purpose of identifying the nature of the Product and the source of the S&P Index 500 and in connection with making such disclosure about the Product as Licensee deems necessary or desirable under any applicable law, rules, regulations or provisions of this Agreement. It is expressly agreed and understood by Licensee that no rights to use the S&P 500 Index and the S&P Marks are granted hereunder other than those specifically described and expressly granted herein.

        (b) S&P agrees that no person or entity (other than the Licensee) shall need to obtain a license from S&P with respect to the Product.

     2. Term.
        ----

        (a) The term of this Agreement shall commence on the Commencement Date and, unless terminated earlier pursuant to Section 4 hereof, shall continue in effect thereafter for a five-year term (the "Term") until December 31, 2004.

        (b) At least six (6) months but not more than twelve (12) months prior to the end of the Term, S&P shall give Licensee written notice of its proposed annual fee for renewing the Agreement for an additional period. Licensee may by written notice at least sixty (60) days prior to the expiration date of the Term elect to renew the term of this Agreement under such annual fee proposed by S&P;

or, alternatively, may refuse to accept a renewal of the Agreement under the fee proposed, with no prejudice to its legal position. In the event of such refusal by Licensee, or termination of this Agreement by either party pursuant to
Section 4 hereof, the parties agree that the fact that they had previously entered into this Agreement shall not be construed to constitute or imply any admission contrary to their respective positions on the issue of whether Licensee is legally required to enter into a license agreement with S&P for the purposes stated in this Agreement.

     3. License Fees.
        ------------

        Licensee shall pay to S&P the license fee ("License Fee") specified in Exhibit B attached hereto and made a part hereof. The fee shall be made payable to "Standard & Poor's, a division of The McGraw-Hill Companies, Inc," and shall be payable in full on the Commencement Date and each one-year anniversary thereof.

     4. Termination.
        -----------

        (a) In the case of breach of any of the material terms or conditions of this Agreement by either party, the other party may terminate this Agreement by giving ninety (90) days prior written notice of its intent to terminate, and such notice shall be effective on the date specified therein for such termination unless the breaching party shall correct such breach within the notice period. In such event, Licensee shall be entitled to a pro-rata refund of any prepaid License Fees as provided in Subsection 4(e).

        (b) S&P shall have the right, in its sole discretion, to cease compilation and publication of the S&P 500 Index and, in such event, to terminate this Agreement if S&P does not offer a replacement or substitute index. In the event that S&P intends to discontinue the S&P 500 Index, S&P shall give Licensee at least one (1) year's written notice prior to such discontinuance, which notice shall specify whether a replacement or substitute index will be made available.

        Licensee shall have the option hereunder within ninety (90) days after receiving such written notice from S&P to notify S&P in writing of its intent to use the replacement or substitute index, if any, under the terms of this Agreement, or to terminate the Agreement. In the event that Licensee does not exercise such option to use the replacement or substitute index, or no substitute or replacement index is made available, this Agreement shall be terminated as of the date specified in the S&P notice and the Licensee shall be entitled to a pro-rata refund of any prepaid License Fees as provided in Subsection 4(e).

        (c) Licensee may terminate this Agreement upon not more than ninety (90) days prior written notice to S&P if (i) Licensee is informed of the final adoption of any legislation or regulation or the issuance of any interpretation that in Licensee's reasonable judgment materially impairs Licensee's ability to market and/or promote the Product; (ii) any material litigation or regulatory proceeding regarding the Product is threatened or commenced; or (iii) Licensee elects to terminate the public offering or other distribution of the Product, as may be applicable. In such event the Licensee shall be entitled to a pro-rata refund of any prepaid License Fees as provided in Subsection 4(e).

        (d) S&P may terminate this Agreement upon ninety (90) days (or upon such lesser period of time if required pursuant to a court order) prior written notice to Licensee if (i) S&P is informed of the final adoption of any legislation or regulation or the issuance of any interpretation that in S&P's reasonable judgment materially impairs S&P's ability to license and provide the S&P 500 Index and S&P Marks under this Agreement in connection with such Product; or (ii) any litigation or proceeding is threatened or commenced and S&P reasonably believes that such litigation or proceeding would have a material and adverse effect upon the S&P Marks and/or the S&P 500 Index or upon the ability of S&P to perform under this Agreement. In such event the Licensee shall be entitled to a pro-rata refund of any prepaid License Fees as provided in Subsection 4(e).

        (e) Since Licensee is paying S&P its License Fees on a prospective basis, in the event of termination of this Agreement as provided in Subsections 4(a), (b), (c), or (d), Licensee shall be entitled to a refund of any prepaid License Fees, which shall be computed by prorating the amount of the applicable License Fees shown in Exhibit B on the basis of the number of elapsed days in the current year of the Agreement, beginning from the Commencement Date or the anniversary thereof and up to the date of termination of the Agreement.

        (f) Upon termination of this Agreement, Licensee shall no longer possess any rights under this Agreement to use the S&P 500 Index and the S&P Marks in connection with the Product; provided that Licensee may continue to utilize any previously printed materials which contain the S&P Marks for a period of ninety
(90) days following such termination.

     5. S&P's Obligations.
        -----------------

        (a) It is the policy of S&P to prohibit its employees who are directly responsible for changes in the components of the S&P 500 Index from purchasing or beneficially owning any interest in the Product and S&P believes that its employees comply with such policy. Licensee shall have no responsibility for ensuring that such S&P employees comply with such S&P policy and shall have no duty to inquire whether any investors or sellers of the Product are such S&P employees. S&P shall have no liability to the Licensee with respect to its employees' adherence or failure to adhere to such policy.

        (b) S&P shall not and is in no way obliged to engage in any marketing or promotional activities in connection with the Product or in making any representation or statement to investors or prospective investors in connection with the promotion by Licensee of the Product.

        (c) S&P agrees to provide reasonable support for Licensee's development and educational efforts with respect to the Product as follows: (i) S&P shall provide Licensee, upon request but subject to any agreements of confidentiality with respect thereto, copies of the results of any marketing research conducted by or on behalf of S&P with respect to the S&P 500 Index; and (ii) S&P shall respond in a timely fashion to any reasonable requests for information by Licensee regarding the S&P 500 Index.

        (d) S&P or its agent shall calculate and disseminate the S&P 500 Index at least once each fifteen (15) seconds in accordance with its current procedures, which procedures may be modified by S&P.

        (e) S&P shall promptly correct or instruct its agent to correct any mathematical errors made in S&P's computations of the S&P 500 Index which are brought to S&P's attention by

Licensee, provided that nothing in this Section 5 shall give Licensee the right to exercise any judgment or require any changes with respect to S&P's method of composing, calculating or determining the S&P 500 Index; and, provided further, that nothing herein shall be deemed to modify the provisions of Section 9 of this Agreement.

     6. Informational Materials Review.
        ------------------------------

        Licensee shall submit to S&P for its review and approval all newly developed or materially revised informational materials prepared by or on behalf of Licensee after the Commencement Date of this Agreement, pertaining to and to be used in connection with the Product, including, where applicable, all prospectuses, plans, registration statements, application forms, videos, internet sites, advertisements, brochures and promotional and any other similar informational materials (including documents required to be filed with governmental or regulatory agencies) that in any way use or refer to S&P, the S&P 500 Index, or the S&P Marks (the "Informational Materials"). S&P's approval shall be required with respect to the use of and description of S&P, the S&P Marks and the S&P 500 Index and shall not be unreasonably withheld or delayed by S&P. Specifically, S&P shall notify Licensee of its approval or disapproval of any Informational Materials within forty-eight (48) hours (excluding Saturday, Sunday and New York Stock Exchange Holidays) following receipt thereof from Licensee. Any disapproval shall indicate S&P's reasons therefor. Any failure by S&P to respond within such forty-eight (48) hour period shall be deemed to constitute a waiver of S&P's right to review such Informational Materials. Informational Materials shall be addressed to S&P, c/o Sandra Weinberger, Specialist - Index Licensing/Marketing, Equity Index Services, at the address specified in Subsection 13(f). Informational Materials may be submitted via facsimile (to 212-438-3523 or 212-438-3543) if they are less than 20 pages and legible after transmission. Once Informational Materials have been approved by S&P, subsequent Informational Materials which do not alter the use or description of S&P, the S&P Marks or the S&P 500 Index need not be submitted for review and approval by S&P.

      7. Protection of Value of License.
         ------------------------------

         (a) During the term of this Agreement, S&P shall use its best efforts to maintain in full force and effect federal registrations for "Standard & Poor's(R)", "S&P(R)", and "S&P 500(R)". S&P
shall at S&P's own expense and sole discretion exercise S&P's common law and statutory rights against infringement of the S&P Marks, copyrights and other proprietary rights.

         (b) Licensee shall cooperate with S&P in the maintenance of such rights and registrations and shall take such actions and execute such instruments as S&P may from time to time reasonably request, and shall use the following notice when referring to the S&P 500 Index or the S&P Marks in any newly developed or materially revised Informational Materials prepared by or on behalf of Licensee after the Commencement Date of this Agreement:

         "Standard & Poor's(R)", "S&P(R)", "S&P 500(R)", "Standard & Poor's 500", and "500" are trademarks of The McGraw-Hill Companies, Inc. and references thereto have been made with permission. The Product is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Product.

or such similar language as may be approved in advance by S&P, it being understood that such notice need only refer to the specific S&P Marks referred to in the Informational Materials.

      8. Proprietary Rights.
         ------------------

         (a) Without limiting Licensee's position and rights under Subsection 2(b), Licensee acknowledges S&P's claim that (i) S&P has represented to Licensee that the S&P 500 Index is selected, coordinated, arranged and prepared by S&P through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by S&P and (ii) the S&P 500 Index and the S&P Marks are the exclusive property of S&P, that S&P has and retains all proprietary rights therein (including but not limited to trademarks and copyrights) and that the S&P 500 Index and its compilation and composition and changes therein are in the control and discretion of S&P. S&P acknowledges that Licensee does not necessarily agree with the foregoing representations and that Licensee expressly reserves its rights in that regard.

         (b) S&P reserves all rights with respect to the S&P 500 Index and the S&P Marks except those expressly licensed to Licensee hereunder. Licensee reserves its rights with respect to the S&P 500 Index and its references thereto in connection with the Product.

         (c) Each party shall treat as confidential and shall not disclose or transmit to any third party any documentation or other written materials that are marked as "Confidential and Proprietary" by the providing party ("Confidential Information"). Confidential Information shall not include (i) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not subject to a confidentiality agreement with regard to such information) or (ii) any information that is independently developed by the receiving party without use of or reference to information from the providing party. Notwithstanding the foregoing, either party may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is
(a) approved in writing by the other party for disclosure or (b) required by law, regulatory agency or court order to be disclosed by a party, provided, if permitted by law, that ten (10) business days' prior written notice of such required disclosure is given to the other party and provided further that the providing party shall cooperate with the other party to limit the extent of such disclosure. The provisions of this Subsection 8(c) shall survive any termination of this Agreement for a period of five (5) years from disclosure by either party to the other of the last item of such Confidential Information.

      9. Representations; Warranties; Disclaimers.
         ----------------------------------------

         (a) S&P represents and warrants that S&P has the right to grant the rights granted to Licensee herein and that the license and rights granted herein shall not infringe any trademark, service mark, trade secret, patent, copyright or other proprietary right of any third party.

        (b) Licensee agrees expressly to be bound itself by and furthermore to include all of the following disclaimers and limitations in each prospectus or each Statement of Additional Information ("SAI") relating to the Product, newly developed or materially revised by or on behalf of Licensee after the Commencement Date of this Agreement, provided the SAI is incorporated by reference into the prospectus and the prospectus contains disclosure regarding the S&P 500 Index that conforms to the notice in Subsection 7(b), including a cross reference to the SAI disclosure. Licensee shall furnish a copy of the prospectus and, if applicable, the SAI, to S&P:

        The Product is not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the Product or any member of the public regarding the advisability of investing in securities generally or in the Product particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Licensee is S&P's grant of permission to Licensee to use the S&P 500 Index which is determined, composed and calculated by S&P without regard to the Licensee or the Product. S&P has no obligation to take the needs of the Licensee or the owners of the Product into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the Product or the timing of the issuance or sale of the Product or in the determination or calculation of the equation by which the Product is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Product.

        S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

         Any changes in the foregoing disclaimers and limitations must be approved in advance in writing by an authorized officer of S&P.

         Notwithstanding the foregoing, S&P acknowledges and agrees that the Informational Materials already in use or printed by Licensee as of the Commencement Date of this Agreement may continue to be used by Licensee in their present form, until materially revised by Licensee.

         (c) Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms and that its performance does not violate any laws, regulations or agreements applicable to it.

         (d) Licensee represents and warrants to S&P that the Product shall at all times comply with the description in Exhibit A.

         (e) Licensee represents and warrants to S&P that, to the best of its knowledge, information and belief, the Product shall not violate any applicable law, including but not limited to banking, commodities and securities laws.

         (f) Neither party shall have any liability for lost profits or indirect, punitive, special, or consequential damages arising out of this Agreement, even if notified of the possibility of such damages. Without diminishing the disclaimers and limitations set forth in Subsection 9(b), in no event shall the cumulative liability of S&P to Licensee exceed the average annual License Fees actually paid to S&P hereunder. Notwithstanding the foregoing, the limitations on liability and remedies contained in this Section 9(f) shall not apply to liability arising under Sections 11(a) and 11(b) (indemnification) of this Agreement.

         (g) Use of any non-S&P related marks by Licensee in connection with its Product (including in the name of such Product) is at Licensee's sole risk.

         (h) S&P represents and warrants to Licensee that the annual license fee payable by Licensee hereunder is no greater than the fee payable by any other similarly situated licensee of the S&P 500 Index and the S&P Marks that has entered into a license agreement governing the S&P 500 Index and the S&P Marks at any time during the past eight (8) years. S&P also represents and warrants to Licensee that all of the terms, conditions, warranties, and benefits (collectively referred to as "Terms and Conditions") of S&P's license agreements with all other similarly situated licensees that entered into license agreements with S&P during the past eight (8) years are no more favorable, considered in the aggregate, than all of the Terms and Conditions set forth in this agreement with Licensee. A "similarly situated licensee" shall mean an index fund manager that is a licensee of S&P and is using the S&P Index as the basis of an index funds product containing approximately the same amount of assets as Licensee and/or is licensed to use the S&P Marks in the name of the licensee's product.

         (i) The provisions of this Section 9 shall survive any termination of this Agreement.

     10. Release and Discharge
         ---------------------

         Without waiving or altering any portion of Section 11 described below, S&P hereby expressly agrees that it shall release and discharge Licensee, its directors, officers, employees and agents, from any and all claims or causes of action -- known or unknown -- that were or could have been asserted with respect to any event or omission which is alleged to occur prior to the execution of this Agreement in connection with Licensee's prior use of the S&P 500 Index and S&P Marks. S&P releases, acquits, and forever discharges Licensee from and shall not now or hereafter institute, participate in, maintain, or assert against Licensee, either directly or indirectly, on its own behalf or on behalf any other person or entity, any cause of action or claim that relates in any way to any act or omission which is alleged to occur prior to the execution of this Agreement in connection with Licensee's prior use of the S&P 500 Index and S&P Marks. This provision shall survive the expiration or termination of this Agreement.

     11. Indemnification.
         ---------------

         (a) Licensee shall indemnify and hold harmless S&P, its affiliates and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of any claim, action, or proceeding that arises out of or relates to (a) this Agreement, except insofar as it relates to a breach by S&P of its representations or warranties hereunder, or
(b) the Product; provided, however, that S&P notifies Licensee promptly of any such claim, action or proceeding and, at Licensee's option, S&P shall grant Licensee control of its defense and/or settlement. Licensee shall periodically reimburse S&P for its reasonable expenses incurred under this Subsection 11(a). S&P shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of Licensee without waiving the indemnity hereunder. Licensee, in the defense of any such claim, action or proceeding except with the written consent of S&P, shall not consent to entry of any judgment or enter into any settlement which either (a) does not include, as an unconditional term, the grant by the claimant to S&P of a release of all liabilities in respect of such claims or (b) otherwise adversely affects the rights of S&P. This provision shall survive the termination or expiration of this Agreement.

         (b) S&P shall indemnify and hold harmless Licensee, their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of any claim, action, or proceeding that arises out of or relates to any breach by S&P of its representations or warranties under this Agreement; provided, however, that (a) Licensee notifies S&P promptly of any such claim, action or proceeding and, at S&P's option, Licensee shall grant S&P control of its defense and/or settlement; and (b) Licensee cooperates with S&P in the defense thereof. S&P shall periodically reimburse Licensee for its reasonable expenses incurred under this Subsection 11(b). Licensee shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of S&P without waiving the indemnity hereunder. S&P, in the defense of any such claim, action or proceeding, except with the written consent of Licensee, shall not consent to entry of any judgment or enter into any settlement which either (a) does not include, as an unconditional term, the grant by the claimant to Licensee of a release of all liabilities in respect of such claims or (b) otherwise adversely affects the rights of Licensee. This provision shall survive the termination or expiration of this Agreement.

     12. Suspension of Performance.
         -------------------------

         Neither S&P nor Licensee shall bear responsibility or liability for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this Agreement due to any act of God, act of governmental authority, act of the public enemy or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, or other work stoppage or slow down), severe or adverse weather conditions, communications line failure, or other similar cause beyond the reasonable control of the party so affected.

     13. Other Matters.
         -------------

         (a) This Agreement is solely and exclusively between the parties hereto and shall not be assigned or transferred by either party, without prior written consent of the other party, and any attempt to so assign or transfer this Agreement without such written consent shall be null and void.

         (b) The paragraph headings used herein are solely for convenience and shall have no bearing on the meaning or legal interpretation of any of the provisions and terms of this Agreement.

         (c) The recitals and Exhibits are incorporated into and a part of the Agreement.

         (d) This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous agreements between the parties with respect to the subject matter of this Agreement; and there are no oral or written collateral representations, agreements, or understandings except as provided herein.

         (e) No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

         (f) Except as set forth in Section 6 hereof with respect to Informational Materials, all notices and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand, by registered or certified mail, return receipt requested, or by facsimile transmission to the address or facsimile number set forth below or such address or facsimile number as either party shall specify by a written notice to the other and (iii) deemed given upon receipt.

         Notice to S&P:         Standard & Poor's
                                55 Water Street
                                New York, NY 10041-0003
                                Attn.: Robert Shakotko
                                       Senior Vice President
                                       Index Services
                                       Fax #: (212) 438-3523

         Notice to Licensee:    Metropolitan Life Insurance Company
                                One Madison Avenue
                                New York, New York  10010
                                Attn: Anthony D'Amore
                                      Associate General Counsel, Law Department
                                      Fax #: (212) 251-1656

        (g) This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York.

        (h) Each party agrees that in connection with any legal action or proceeding arising with respect to this Agreement, they will bring such action or proceeding only in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York in and for the First Judicial Department and each party agrees to submit to the jurisdiction of such court and venue in such court and to waive any claim that such court is an inconvenient forum.

         IN WITNESS WHEREOF, the undersigned authorized parties have caused this Agreement to be executed as of the date first set forth above.

METROPOLITAN LIFE INSURANCE           The McGraw-Hill Companies, Inc., on behalf
COMPANY                               of its Division, STANDARD & POOR'S


BY:    /s/Anthony D'Amore             BY:  /s/ Robert A. Shakotko
    -------------------------              ------------------------------------

          Anthony D'Amore                      Robert A. Sahkotko
    -------------------------              ------------------------------------
           (Print Name)                              (Print Name)


    Associate General Counsel              Senior Vice President, Index Service
    -------------------------              ------------------------------------
          (Print Title)                               (Print Title)

                                    EXHIBIT A
                               PRODUCT DESCRIPTION


     Product: Licensee's retail and institutional index funds, which seek to replicate and are based on the S&P 500 Index, and whose investment objectives are to track the price and yield performance of publicly-traded common stocks of companies as represented by the S&P 500 Index.